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                                 VAN ECK FUNDS
                             122 East 42nd Street
                           New York, New York 10168


                                                                October 20, 1994


Van Eck Securities Corporation
122 East 42nd Street
New York, New York, 10168

Ladies/Gentlemen:

Pursuant to Section I of the Distribution Agreement, dated July 30, 1985 (the "Agreement"), between Van Eck Funds (the"Trust") and Van Eck Securities Corporation (the "Distributor"), please be advised an additional series of the Trust, namely, Global Hard Assets Fund (the "Fund") has adopted the Agreement and retained the Distributor to render services contemplated by the Agreement for the Fund. The Fund will issue two classes of shares, namely, Class A and Class C shares. Class A Shares will be sold at "net asset value per share" plus a front-end sales charge and the Class C shares will be sold at "net asset value per share" plus a redemption charge for shares redeemed within twelve months of the date of purchase in accordance with the then current prospectus of the Trust, as from time to time amended.

     Please confirm below your willingness to render such services.


                                             VAN ECK FUNDS


ATTEST: /s/ Thaddeus Leszczynski             BY: /s/ John C. van Eck
                                                     President


Confirmed, Agreed to and Accepted this October 20, 1994


                                             VAN ECK SECURITIES CORPORATION


ATTEST: /s/ Thaddeus Leszczynski             BY: /s/ Rodger Lawson
                                                     President